Exhibit 99.4

DPL INC. ANNOUNCES PRICING FOR DEBT TENDER OFFERS

Dayton, OH, July 27, 2005—DPL Inc. (NYSE: DPL) announced today the reference yield and purchase price for each series of notes included in its previously announced offers to purchase the securities listed in the table below for a maximum aggregate purchase price of up to $246 million.

Subject to the terms and conditions of the offers, as described in the Company’s Offer to Purchase dated July 14, 2005 (the “Offer to Purchase”) for each $1,000 principal amount of notes tendered and accepted for purchase, the Company has offered to pay a price that results in a yield to maturity for each respective series of notes equal to the sum of: (i) the yield to maturity, calculated by the dealer manager in accordance with standard market practice, corresponding to the bid-side price of the applicable Reference U.S. Treasury Security (as measured at 2:00 p.m., New York City time, on the tenth business day prior to the expiration of the tender offer), plus (ii) the applicable fixed spread set forth for such series.  In addition to the purchase price, holders whose notes are accepted for purchase will also be paid any accrued and unpaid interest calculated up to, but not including, the settlement date.

The table below specifies the Reference U.S. Treasury Security, Reference Yield, Fixed Spread and Purchase Price per $1,000 principal amount for each series of notes included in the tender offers.

Title of Security; CUSIP Number	Maximum Tender Offer Amount	Priority Level	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Purchase Price per $1,000 Principal Amount
Maximum Tender Offer
8.125% Capital Securities due 2031; 23330AAC4	$246,000,000	N/A	5.375% U.S. Treasury Note due February 15, 2031	4.477%	161	$1,264.56
Contingent Tender Offers
6.875% Senior Notes due 2011; 233293AH2	(a)	1	4.125% U.S. Treasury Note due May 15, 2015	4.265%	62	$1,103.20
8.0% Senior Notes due 2009; 233293AJ8	(b)	2	3.625% U.S. Treasury Note due June 15, 2010	4.090%	88	$1,100.20

(a)   The Company will purchase an amount of the 2011 Notes equal to the excess, if any, of the Maximum Tender Offer Amount over the aggregate Purchase Price for the 2031 Notes accepted for purchase.

(b)   The Company will purchase an amount of the 2009 Notes equal to the excess, if any, of the Maximum Tender Offer Amount over the aggregate Purchase Price for the 2031 Notes and the 2011 Notes accepted for purchase.

The Company’s offers consist of one offer (the “Maximum Tender Offer”) to purchase an amount of the Company’s 8.125% Capital Securities due 2031 (the “2031 Notes”) for a maximum aggregate purchase price of up to the Maximum Tender Offer Amount and two additional offers (each a “Contingent Tender Offer”), one to purchase an amount of the Company’s 6.875% Senior Notes due 2011 (the “2011 Notes”) and the second to purchase 8.0% Senior Notes due 2009 (the “2009 Notes”) for an aggregate purchase price equal to the excess, if any, of the Maximum Tender Offer Amount over the aggregate purchase price for the 2031 Notes accepted for purchase by the Company in the Maximum Tender Offer.

The amount of 2011 Notes and 2009 Notes that is purchased in each Contingent Tender Offer, if any, will be based on the order of priority for such series of notes, as set forth above.  The Company will accept notes for purchase on a pro rata basis, if applicable, pursuant to the Offer to Purchase.  The offers are independent and no offer is conditioned upon any minimum amount of notes being tendered.  The Contingent Tender Offers, however, are conditioned on the Maximum Tender Offer Amount exceeding the aggregate purchase price for the 2031 Notes accepted for purchase.  If the aggregate purchase price for the 2031 Notes accepted for purchase is equal to the Maximum Tender Offer Amount, no notes tendered in the Contingent Tender Offers will be accepted for purchase.

Each offer will expire at 12:00 midnight, New York City time, on August 10, 2005, unless extended.

The Company will also redeem $200 million principal amount of its 8.25% notes due 2007 on August 29, 2005.  Notice of such redemption has been sent to the holders of the notes.

The Company has engaged Morgan Stanley & Co. Incorporated as dealer manager for the offers.  Persons with questions regarding the offers should be directed to Morgan Stanley toll-free at (800) 624-1804 or collect at (212) 761-1864 (attention: Arthur Rubin).  Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent for the offers, toll-free at (866) 612-1500 or collect at (212) 430-3774.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the debt securities.  The offers are being made solely by the Offer to Purchase and the related Letter of Transmittal.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements”.  Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Contact:

        PL Media Line, 937-224-5940